Exhibit 99.2

Pacific Mercantile Bancorp to Participate in 2016 KBW Community Bank Conference
Costa Mesa, CA.- July 29, 2016 - Pacific Mercantile Bancorp (NASDAQ: PMBC), the holding company of Pacific Mercantile Bank (the “Bank”), a wholly owned banking subsidiary, and PM Asset Resolution, Inc. ("PMAR"), a wholly owned non-bank subsidiary, today announced that Tom Vertin, President & Chief Executive Officer, and Curt Christianssen, Executive Vice President & Chief Financial Officer, will participate in the 2016 Keefe, Bruyette & Woods Community Bank Conference on August 2-3, 2016 in New York City. The management team will deliver a presentation and hold a series of meetings with institutional investors.
The presentation will be webcast live at 9:00 a.m. ET / 6:00 a.m. PT on Wednesday, August 3, 2016. To access the webcast, please visit the Presentations page on the Investor Relations section of the Pacific Mercantile Bancorp website.
A copy of the investor presentation to be used during the conference will be filed on Form 8-K with the Securities and Exchange Commission and can be accessed on the SEC Filings page of the Company’s investor relations website.
About Pacific Mercantile Bancorp
Pacific Mercantile Bancorp is the parent holding company of Pacific Mercantile Bank, which opened for business March 1, 1999. The Bank, which is an FDIC insured, California state-chartered bank and a member of the Federal Reserve System, provides a wide range of commercial banking services to businesses, business professionals and individual clients through its combination of traditional banking financial centers and comprehensive, sophisticated electronic banking services.
The Bank, headquartered in Orange County, operates a total of nine offices in Southern California, located in Orange, Los Angeles, San Diego, and San Bernardino counties. In addition, the Bank offers comprehensive online banking services accessible at www.pmbank.com. Pacific Mercantile Bancorp (NASDAQ: PMBC) is the parent holding company of Pacific Mercantile Bank.
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Contact:
Curt Christianssen
Chief Financial Officer
714-438-2500